EXHIBIT 99.9

Effective: October 23, 2000

MERRILL LYNCH & CO., INC.

PUBLIC POLICY AND RESPONSIBILITY COMMITTEE

OF THE

BOARD OF DIRECTORS

PURPOSE

To assist the Board of Directors and Senior Management in overseeing the Corporation’s fulfillment of its Principles of Respect for the Individual, Teamwork, Responsible Citizenship and Integrity by reviewing and, where appropriate, making recommendations about:

•	The Corporation’s policies and actions as they relate to the above Principles

•	The Corporation’s political and charitable contributions policies and practices

•	The Corporation’s policies and actions as they relate to social and public policy issues that affect the Corporation’s business throughout the world.

MEMBERSHIP

The Committee shall be composed of not fewer than three directors, none of whom shall be, or within one year of appointment, shall have been, employees of the Corporation. However, if a vacancy occurs, the Committee is authorized to continue to exercise its authority with fewer than three directors, but not less than two, until such time as the Board of Directors fills such vacancy. The Board of Directors may designate alternate members of the Committee. The Chair of the Committee shall be appointed by the Board of Directors.

AUTHORITY STATEMENT

To review and, where appropriate, make recommendations concerning:

•	The Corporation’s policies and business activities in light of the Corporation’s Principles of Respect for the Individual, Teamwork, Responsible Citizenship and Integrity.

•	The Corporation’s policies and actions as they relate to social and public policy issues.

•	The Corporation’s business policies and practices relative to the Foreign Corrupt Practices Act and similar laws worldwide.

•	The Corporation’s charitable contribution policies and practices in all areas.

•	The Corporation’s political contribution policies and practices worldwide, including direct contributions by the Corporation and its subsidiaries, contributions by the Corporation’s political action committee and, where regulatory considerations apply, direct employee contributions.

Any matter relating to the foregoing which is referred to the Committee by the Board of Directors or any other committee thereof.